Answers Corp. Extends Google Services Agreement
Access to AdSense through January 2012

New York, NY, October 15, 2009 – Answers Corporation (NASDAQ: ANSW), creators of the leading answer engine Answers.com® which includes the properties WikiAnswers® and ReferenceAnswers™, today announced that it has renewed its Google Services Agreement, extending its access to Google’s AdSense program for an additional two years, through January 31, 2012.  Specific terms of the renewal were not disclosed.

“We earn the vast majority of our ad revenue from Google’s sponsored links,” commented Bob Rosenschein, CEO and Chairman of Answers.com. “We are very pleased with this two-year extension with our most important monetization partner.”

About Answers Corporation

Answers Corporation (NASDAQ: ANSW) owns and operates Answers.com, the leading Q&A site, which includes WikiAnswers and ReferenceAnswers. The site supports English, French, Italian, German, Spanish, and Tagalog (Filipino). WikiAnswers is a community-generated social knowledge Q&A platform, leveraging wiki-based technologies. Through the contributions of its large and growing community, answers are improved and updated over time. The award-winning ReferenceAnswers includes content on millions of topics from over 250 licensed dictionaries and encyclopedias from leading publishers, including Houghton Mifflin, Barron’s and Encyclopedia Britannica. (answ-f)

For investor information, visit http://ir.answers.com.

Follow Answers.com on Twitter at http://twitter.com/answersdotcom.

Cautionary Statement

Some of the statements included in this press release are forward-looking statements that involve a number of risks and uncertainties, including, but not limited to, statements regarding future market opportunity and future financial performance. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, but not limited to, our ability to maintain or improve monetization, particularly in light of the current challenging economic environment; our ability to maintain or improve traffic; a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our pages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, as experienced in July 2007; a potential termination of our Google Services Agreement; a decision on our part to decrease the number of ad elements displayed on our Web properties in the interest of user experience; a failure of WikiAnswers to experience continued growth in accordance with our expectations; the effects of facing liability for any content displayed on our Web properties; potential claims that we are infringing the intellectual property rights of any third party; an increasingly competitive environment for our business; and other risk factors identified from time to time in our SEC filings, including, but not limited to, our quarterly report on Form 10-Q filed on August 5, 2009. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at ir.answers.com. The information in Answers' website is not incorporated by reference into this press release and is included as an inactive textual reference only.

Investor Contact:

John McNamara
Cameron Associates
(212) 554-5485
john @ cameronassoc.com

Media Contact:

Renee Blodgett
Blodgett Communications
(617) 620-9664
renee at blodgettcomm dot com